Private Subscription Agreement
Lux Digital Pictures, Inc.

Persons interested in purchasing shares of the Common Stock of Lux Digital Pictures, Inc. (the “Shares”) must complete and return this Subscription Agreement along with their check or money order to: Lux Digital Pictures, Inc., 2140 Shattuck Avenue, Suite 210-2270, Berkeley, CA 94704

When accepted by Lux Digital Pictures, Inc., a Wyoming corporation (the “Company”), this Subscription Agreement shall constitute an irrevocable subscription for shares of Common Stock, no par value, of the Company. The minimum investment is $1,000 (10,000 shares). A copy of the accepted Agreement will be returned as a receipt and a stock certificate will be issued shortly thereafter.

The undersigned (referred to herein as the “Subscriber”) desires to become a SHAREHOLDER and hereby irrevocably tenders this subscription agreement and subscribes for that number of shares (the “Shares”) of the Company’s common stock as stated below, at the price of ten-cents ($.10) per share, upon the terms, conditions and representations set forth herein.

1. The Subscriber acknowledges and represents as follows:

(a) That the Subscriber has had the opportunity to review all relevant material of the Company to the satisfaction of the Subscriber, including the Company’s most recent Prospectus dated June 1, 2008 and that the Subscriber does not rely upon the verbal representation made by any officer, employee or agent of the Company; and

(b) That the Subscriber is an accredited investor as defined by SEC Rule 501 and has the net worth and/or income to be able to bear the economic risk of an investment in the Shares OR is a sophisticated investor that can appreciate and understand the risks involved with this investment; and

(c) That the Subscriber has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Shares; and

(d) That the Subscriber has determined that the Shares are a suitable investment for him, her or it and meets his, her or its investment objectives and financial needs, and that the Subscriber has adequate means for providing for current financial needs and personal contingencies and has no need for liquidity if a market for the Shares does not develop; and

(e) That the Subscriber recognizes that an investment in the Shares is highly speculative and involves a high degree of risk, including those listed in the Company’s most recent Prospectus dated June 1, 2008 discussed under the heading “Risk Factors;” and

(f) That the Subscriber is purchasing the shares herein for investment purposes only.

2. The Subscriber represents and warrants that the Shares are being purchased solely for the beneficial interest of the Subscriber.

3. The Subscriber understands that the Company will not escrow any proceeds and will make all funds immediately available for use in accordance with its business plan and that stock certificates will be issued immediately. The Subscriber understands that the Company will also use and rely upon all of the representations, warrants, registration and subscriber information provided herein.

Make check out, in the appropriate amount, payable directly to “Lux Digital Pictures, Inc.”

Mail the signed subscription agreement and funds to

Lux Digital Pictures, Inc.,
2140 Shattuck Avenue
Suite 210-2270
Berkeley, CA 94704

Call Ingo Jucht, Lux Digital Pictures’ CEO, at (510) 948-4000 if you have any questions about this form.

4. REGISTRATION INFORMATION:

Name of Subscriber
Street Address	(Mail notices and reports to)
City/State or Country/Zip Code
Telephone Number(s)
Social Security Number	(If applicable)
Tax Identification Number	(If applicable)
Shares Purchased	(10,000 Share Minimum)
Amount of Funds Enclosed	$($1,000 Minimum)
State/Country of Residence
Register Shares As*	*

5. THE SUBSCRIBER(s) IS (are):

( )	Corporation	( )	Trust:
( )	A single person		Trustees(s)________________________
( )	Husband and wife, community property		Trust Date ________________________
( )	Joint Tenants		Name of Trust _____________________
( )	A married (man) (woman) as (his) (her) separate property		For the Benefit of___________________
( )	Tenants in Common	( )	Custodian for______________________
( )	Other____________________________		under the Uniform Gift to Minors Act of the State of :

Check all that apply:

☐	Accredited Investor as defined by Rule 501 of SEC Regulation D.
☐	A bank, savings & loan, insurance co., investment co., or a SBIC.
☐	A non-US person subject to Regulation S of the Securities Act of 1933.

Signature(s):	__________________________________________

Date: _______________	__________________________________________
Signature of Subscriber(s)

__________________________________________

__________________________________________
Print Name(s)

Acceptance by Company:

Subscription accepted this _______ day of _________________, _______, by Lux Digital Pictures, Inc.

__________________________________________Ingo Jucht, CEO